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                                                                   EXHIBIT 8(WW)

                     AMENDMENT TO AMENDED AND RESTATED FUND
                             PARTICIPATION AGREEMENT

         This Amendment to the Participation Agreement ("Agreement") dated May 30, 1997, as amended, between INVESCO VARIABLE INVESTMENT FUNDS, INC., a Maryland corporation (the "Company"), INVESCO FUNDS GROUP, INC., a Delaware corporation, and ANNUITY INVESTORS LIFE INSURANCE COMPANY, an Ohio life insurance company (the "Insurance Company") is effective as of January 26, 2004.

                                    AMENDMENT

         For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

         1. Article I of the Participation Agreement is hereby amended by adding the following:

         1.12 In the event adjustments are required to correct any material error in the computation of the net asset value of the Company's shares, the Company shall notify the Insurance Company as soon as practicable after discovering the need for those adjustments which result in a reimbursement to a Fund in accordance with the Company's then current policies on reimbursement, which the Company represents are consistent with applicable SEC standards. If an adjustment is to be made in accordance with such policies to correct an error which has caused a Fund to receive an amount with such policies to correct an error which has caused a Fund to receive an amount different that that to which it is entitled, the Company shall make all necessary adjustments to the number of shares owned in the Fund and distribute to the Fund the amount of such underpayment for credit to the Contract owners.

         2. All other terms of the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first written.

ANNUITY INVESTOR LIFE INSURANCE          INVESCO VARIABLE INVESTMENT
COMPANY                                  FUNDS, INC.

By: /s/John P. Gruber                    By: /s/Robert H. Graham           PD
    ------------------------------           --------------------------------
Name:  John P. Gruber                    Name: Robert H. Graham
Title:   Vice President                  Title: President

                                         INVESCO FUNDS GROUP, INC.

                                         By: /s/Raymond Cunningham      PD
                                             ------------------------------
                                         Name: Raymond R. Cunningham
                                         Title: President
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